Exhibit 10.1

SUMMARY OF LETTER AGREEMENT

Set forth below is a summary of a Letter Agreement between Telephone and Data Systems, Inc. (“TDS”) and Douglas W. Chambers (“Executive”) in connection with his appointment as Senior Vice President – Finance and Chief Accounting Officer effective May 18, 2018:

Executive will report directly to TDS’ President and CEO and will be responsible for TDS’ Corporate Finance function.  Additionally, he will serve as the Chief Accounting officer for TDS and U.S. Cellular.

The following outlines his compensation package:

(TDS Corp)
Base	$360,000
Bonus %	45%
Bonus Target	$162,000
Equity Multiple*	110%
Equity Target	$396,000
Total Target $	$918,000

The following summarizes additional information from the Letter Agreement:

  Executive’s performance will be reviewed in January of every year for any wage adjustments beginning January 2019.
  Executive’s 2018 target bonus opportunity, to be paid in 2019, will be 45% of base salary for the remainder of the 2018 calendar year. TDS bonus awards for Corporate Officers are currently 20% assessed on individual performance and 80% on company performance and are based off of prorated base salary. This policy is reviewed annually and is subject to change.
  Executive will participate in the TDS Long-Term Incentive Program (LTIP) starting with the 2018 performance year. The target LTI award for the 2018 performance (granted in 2019) for your position is 110% of base salary.
  Executive will have a company car under TDS’ Auto Policy for senior level corporate executives.
  TDS will cover 100% of Executive’s hotel charges in the Chicago area and expenses, not to exceed $2,500 per month unless approved by TDS, for required visits to TDS’s Chicago offices at least three days per week.
  Executive will receive the same medical, life insurance and 401(k) that TDS has extended to its executives.
  Executive will be permitted to have a business/social club membership and health club membership.
  Executive will be entitled to an annual Executive Physical of up to $3,000 according to the TDS Executive Physical Examination Policy.
  Executive will have the ability to defer salary and/or bonus payments.
  Executive’s employment is at-will.